UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                       FNB FINANCIAL SERVICES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

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          4)   Date Filed:

________________________________________________________________________________

                       FNB FINANCIAL SERVICES CORPORATION
                              202 South Main Street
                        Reidsville, North Carolina 27320

             ------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

             ------------------------------------------------------

                             To Be Held May 17, 2001


         Notice is hereby given that the Annual Meeting of Shareholders of FNB Financial Services Corporation (the "Corporation") will be held as follows:

                             Place:  Bryan Enrichment Center
                                     6275 Bryan Park Road
                                     Browns Summit, North Carolina

                             Date:   Thursday, May 17, 2001

                             Time:   1:00 P.M.


         The purposes of the Annual Meeting are:

         1. To elect two members of the Board of Directors for terms of three years or until their successors are duly elected and qualified;

         2. To consider a proposal to amend the Corporation's Omnibus Incentive Compensation Plan to increase by 500,000 number of shares of Common Stock for which awards made be granted under the Plan;

         3.  To   consider   a   proposal   to   ratify   the   appointment   of
             PricewaterhouseCoopers   LLP  as  the   Corporation's   independent
             accountants for the year ending December 31, 2001; and

         4. To consider and act on any other matters that may properly come before the Annual Meeting.

         The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set by the Corporation's Board of Directors as the close of business on April 6, 2001. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Corporation.

         EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE, AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.

                                           Sincerely,


                                           /s/ Ernest J. Sewell
                                           ----------------------
                                           Ernest J. Sewell
                                           President and Chief Executive Officer

April 17, 2001

                       FNB FINANCIAL SERVICES CORPORATION


                               -------------------

                                 PROXY STATEMENT

                               -------------------

                          Mailing Date: April 17, 2001

                         Annual Meeting of Shareholders
                             To Be Held May 17, 2001


General

               This Proxy Statement is being distributed in connection with the solicitation by the Board of Directors of FNB Financial Services Corporation (the "Corporation") of appointments of proxy in the enclosed form for the 2001 Annual Meeting of Shareholders of the Corporation and any adjournments thereof (the "Meeting"). The Meeting will be held on Thursday, May 17, 2001, beginning at 1:00 o'clock, p.m., at the Bryan Enrichment Center, 6275 Bryan Park Road, Brown Summit, North Carolina.

               The Corporation's principal executive offices are located at 202 South Main Street, Reidsville, North Carolina 27320, and its telephone number is
(336) 342-3346.

               As used in this Proxy  Statement,  the term "the Bank"  refers to
the  Corporation's  wholly-owned,   North  Carolina-chartered   commercial  bank
subsidiary, FNB Southeast.

Voting of Appointments of Proxies; Revocation

               The persons named in the enclosed appointment of proxy as proxies for shareholders at the Meeting are Ernest J. Sewell, President and Chief Executive Officer of the Corporation and the Bank, and Michael W. Shelton, Vice President and Chief Financial Officer of the Corporation and the Bank. Shares represented by each appointment of proxy, which is properly executed, returned, and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, those shares will be voted "FOR" the election of each of the nominees for director named in Proposal 1, FOR an amendment to the Corporation's Omnibus Equity Compensation Plan as described in Proposal 2, and "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's independent accountant for the year ending December 31, 2001 as described in Proposal 3. Other than the matters listed on the attached Notice of the Meeting, the Board of Directors knows of no matters that will be presented for consideration at the Meeting. If, at or before the time of the

Meeting, either nominee named in Proposal 1 becomes unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the Meeting or any adjournments thereof, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.

               You may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing a written notice of revocation with the Secretary of the Corporation at the address above, by delivering to the Corporation a properly executed appointment of proxy bearing a later date, or by attending the Meeting and announcing your intention to vote in person. If you are a shareholder whose shares are not registered in your name, however, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

Expenses of Solicitation

               The Corporation will pay the cost of preparing, assembling, and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person or by telephone by officers, directors, or employees of the Corporation or the Bank without additional compensation. The Corporation will reimburse brokerage houses and others holding shares in their names or the name of their nominees for their reasonable out-of-pocket expenses incurred in forwarding the Corporation's proxy materials to beneficial owners of its voting securities.

Record Date

               The Board of Directors has set April 6, 2001 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. You will be entitled to vote at the Meeting only if you were shareholder at the close of business on the Record Date or if you were a beneficial owner of shares and you receive appropriate documentation for the recordholder of your shares permitting you to vote those shares.

Voting Securities

               The voting securities of the Corporation are the shares of its Common Stock, of which 40,000,000 shares were authorized and 4,496,068 shares were outstanding as of the Record Date. On such date there were approximately 1,234 shareholders of record.

Voting Procedures; Votes Required for Approval

               The representation in person or by proxy of a majority of the votes entitled to be cast is necessary to provide a quorum at the Meeting. At the Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected. In the event there are insufficient votes present at the Meeting for a quorum, the Meeting may be adjourned in order to permit the further solicitation of proxies.

               In voting for directors under Proposal 1, a nominee need only receive a plurality of the votes cast to be elected as a director. As a result, those nominees receiving the highest number of votes will be elected. You may not cumulatively vote your shares in the election of directors. Votes may be cast in favor of nominees or withheld. Withheld votes are not treated as votes cast and, therefore, will have no effect on the election of directors. The proposed amendment of the Omnibus Equity Compensation Plan and the ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent accountants each require that the number of votes cast for approval exceed the number of votes cast against approval. Brokers who hold shares in street name have the authority to vote on certain routine items when they have not received voting instructions from beneficial owners. A broker non-vote occurs on a particular proposal when the broker neither has such authority nor has received instructions on such proposal from the beneficial owner of such shares. Under North Carolina law, broker non-votes and abstentions are not treated as votes cast and, therefore, will have no effect on the vote for any proposal.

Amount and Nature of Beneficial Ownership of Voting Securities

               Set forth below is information, as of the Record Date, about the beneficial ownership of Common Stock by the Corporation's current directors and certain executive officers individually, and all current directors and executive officers of the Corporation as a group. As of that date no person or entity known to the management of the Corporation beneficially owned more than five percent of the outstanding Common Stock.

                               Amount and Nature of                 Percent of
Name                           Beneficial Ownership(1)                 Class
----                           -----------------------                 -----
Ernest J. Sewell                       122,3962                         2.67
Gary G. Blosser                         78,4333                         1.74


---------------
         1 Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.

         2 Includes 96,026 shares which Mr. Sewell could purchase under presently exercisable options and as to which he is considered to have sole investment power only.

         3 Includes 1,500 shares Mr. Blosser could purchase under presently exercisable options such as to which he is considered to have sole investment power only.

                               Amount and Nature of                 Percent of
Name                           Beneficial Ownership(1)                 Class
----                           -----------------------                 -----
Charles A. Britt                        30,1584                          .70
Barry Z. Dodson                         15,3565                          .34
O. Eddie Green                          41,0916                          .91
Joseph H. Kinnarney                     28,5757                          .60
Clifton G. Payne                        79,0758                         1.25
Elton H. Trent, Jr.                     53,7219                         1.19
Kenan C. Wright                        21,38810                          .47
All current directors and executive   491,39011                        10.48
officers as a group (12 persons)


---------------

         (4) Includes 8,057 shares which Mr. Britt could purchase under presently exercisable options and as to which he is considered to have sole investment power only.

         (5) Includes 7,333 shares which Mr. Dodson could purchase under presently exercisable options and as to which he is considered to have sole investment power only.

         (6) Includes 10,779 shares which Mr. Green could purchase under presently exercisable options and as to which he is considered to have sole investment power only.

         (7) Includes 15,749 shares which Mr. Kinnarney could purchase under presently exercisable options and as to which he is considered to have sole investment power only.


         (8) Includes 9,807 shares which Dr. Payne could purchase under presently exercisable options and as to which he is considered to have sole investment power only.

         (9) Includes 8,057 shares which Mr. Trent could purchase under presently exercisable options and as to which he is considered to have sole investment power only.

         (10) Includes 15,749 shares which Mr. Wright could purchase under presently exercisable options and as to which he is considered to have sole investment power only.

         (11) Includes an aggregate of 193,596 shares which current directors and executive officers could purchase under currently exercisable options and as to which they have sole investment power only.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Directors, executive officers, and certain principal shareholders of the Corporation are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") to file reports with the Securities and Exchange Commission ("SEC") regarding the amount of and changes in their beneficial ownership of Common Stock. To the Corporation's knowledge, all
Section 16(a) filing requirements applicable to the Corporation's directors and executive officers were complied with during 2000.

                        PROPOSAL 1. ELECTION OF DIRECTORS

               The Corporation's Board of Directors has fixed its number at nine members who are divided into three classes as nearly equal in number as possible. Each year, the shareholders elect the members of one of the three classes for terms of three years or until their respective successors are elected and qualified or their earlier resignation, death and removal. The class of directors to be elected at the Meeting numbers two as a result of the Board's reduction of its membership from eleven to nine after December 31, 2000. Don M. Green resigned from the Board as of October 5, 2000, and Williard B. Apple, Jr. retired from the Board as of December 31, 2000. The Corporation's bylaws do not include procedures for nominations of directors. The Board will consider nominations made by shareholders if made a reasonable period in advance of the mailing of the proxy statement for the applicable annual meeting of shareholders.

               THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE TWO NOMINEES NAMED BELOW FOR A THREE-YEAR TERM.


Nominees


                               Principal Occupation
Name and Age                   and Other Directorships            Director Since(1)
------------                   -----------------------            -----------------
O. Eddie Green, 66      Division Manager, Chandler Concrete Co.,       1970
                        Inc. (concrete supplier)
Clifton G. Payne, 69    Retired physician.                             1976


---------------
         (1) Refers to the year in which a person first was elected a director of the Corporation or, if prior to the Corporation's organization in 1984, the year in which such person first was elected a director of the Bank

Remaining Directors Not Subject to Election in 2001


Serving a Three-Year
Term Ending in 2002:

Gary G. Blosser, 53         President  and  owner  of STM  Landscape     1999
                            Services, Inc. (landscaping contractor)

Joseph H. Kinnarney, 47     Doctor of Veterinary Medicine; President     1988
                            and  owner  of   Reidsville   Veterinary
                            Hospital, Inc.

Elton H. Trent, Jr., 68     Vice  Chairman of the Board of Directors     1969
                            of the Corporation; Retired.

Kenan C. Wright, 48         President,  The Wright Co. of N.C., Inc.     1990
                            (general contractor)


Serving a Three-Year
Term Ending in 2003:

Ernest J. Sewell, 60        President and Chief Executive Officer of     1995
                            the Corporation  and the Bank.  Director
                            of Annie Penn  Memorial  Hospital.  Vice
                            Chairman,   Rockingham   County  Airport
                            Authority.

Charles A. Britt, 51        Pharmacist   and   owner   of   Carolina     1985
                            Apothecary,  Inc. and Belmont  Pharmacy,
                            Inc.

Barry Z. Dodson, 52         Certified public accountant and owner of     1997
                            Barry Dodson, CPA.


               The Board has no reason to believe that either of the nominees for election will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of such other person or persons as they determine in their discretion. In no circumstance will any proxy be voted for more than two nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

Board of Directors of the Bank

               The Bank currently has a nine member board of directors comprised of the same persons who are the directors of the Corporation. Those persons elected to the Board of the Corporation at the Meeting will be re-elected by the Corporation as directors of the Bank.

Meetings of the Board of Directors and its Committees

               The Board of Directors held twelve regular meetings and three special meeting during 2000. All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees on which they served during 2000.

               The Board of Directors has several standing committees, including an Audit Committee and a Compensation Committee, but it does not have a Nominating Committee. The voting members of these Committees are appointed by the Board of Directors annually from among its members. Additionally, certain officers of the Corporation and the Bank are appointed to serve as non-voting, advisory members of certain committees.

               The current members of the Audit Committee are Mr. Dodson, who serves as Chairman, and Messrs. Blosser and Wright. These members are believed to be "independent" as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc., a condition to the qualification for quotation of the Corporation's Common Stock on The Nasdaq Stock Market. The Audit Committee meets as needed and, among other responsibilities, oversees (i) the independent auditing of the Corporation, (ii) the system of internal controls that management has established and the Corporation's internal audit functions, and (iii) the quarterly and annual financial information to be provided to shareholders and the SEC. In addition, the Committee nominates for selection by the Board the Corporation's independent auditor. The Audit Committee met five times during the fiscal year ended December 31, 2000.

               The Compensation Committee is composed of Mr. Wright, Chairman, and Messrs. Britt, Green, Wright and Kinnarney. Prior to his retirement on December 31, 2000, Mr. Apple served as an ex officio member of this Committee. This Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and the Bank. The Committee also makes recommendations to the Board of Directors regarding the adoption of and amendments to employee benefit plans. All actions of the Compensation Committee are subject to review by the full Board of Directors. The membership of the Compensation Committee, which met six times during 2000, is described below.

Director Compensation

               Directors who are officers of the Corporation or the Bank do not receive any additional compensation for their service as directors. During 2000, each director of the Corporation received a retainer of $6,000. Additionally, directors received a fee of $450 for each meeting of the Board of Directors attended (except that the Chairman of the Board received a fee of $500 per meeting attended) and $200 for attendance at each meeting of a committee of the Board of Directors.

               In order to increase the stock ownership of directors in the Corporation, the directors are eligible for awards under the Corporation's Stock Compensation Plan and Omnibus Equity Compensation Plan (see "Proposal 2" below). No awards were made to directors in 2000 under either Plan.

               All of the Corporation's directors are eligible to participate in the Corporation's Deferred Compensation Plan, which is intended to provide additional financial incentives and retirement security for the directors and certain senior management employees, and to allow for deferral of up to 100% of directors' fees. Under this Plan, deferred compensation is invested in a menu of mutual fund options offered under a Trust Agreement though Morgan Trust Company.

               Board retainer and attendance fees will remain unchanged in 2001. It is anticipated that directors will be granted stock options in 2001 under terms similar to those under which grants were made during 1999.

Executive Officers

               The following table sets forth certain information with respect to the persons who are the current executive officers of the Corporation or the Bank, or both. Robert F. Albright, an executive officer during 2000, retired on February 28, 2001. Don M. Green, an executive officer, ceased to be an employee on October 5, 2000.


                                                      Position                       Employed by the
                                                        and                          Corporation or
     Name                   Age                      Occupation                      the Bank Since
     ----                   ---                      ----------                      --------------
Ernest J. Sewell            60       President, Chief Executive Officer and                1995
                                     Director of the Corporation and the Bank.
Pressley A. Ridgill         48       Executive Vice President and Chief               November 2000
                                     Operating Officer of the Corporation and
                                     the Bank.  He previously was Executive Vice
                                     President and Chief Financial Officer of
                                     First Commerce Bank, Charlotte, North
                                     Carolina.
Richard L. Powell           49       Senior Vice President of the Corporation              1986
                                     and the Bank.
Michael W. Shelton          39       Vice President, Secretary and Treasurer of            1996
                                     the Corporation; Senior Vice President and
                                     Chief Financial Officer of the Bank.

Management Compensation

               The executive officers of the Corporation are not paid salaries by the Corporation. Each of them is also an executive officer of the Bank and receives cash compensation from the Bank.

               The following table sets forth for the years shown the cash and other compensation paid to, received or deferred by, or accrued for the benefit of the Bank's President and Chief Executive Officer and its other executive officers whose annual salary and bonus in 2000 exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE



                                                            Annual Compensation                     Long-Term Compensation
                                            ------------------------------------------------    --------------------------
                                                                                                          Awards
                                                                                                --------------------------
                                                                                                               Securities
Name and Principal                                                  Awards ($)   Other Annual   Restricted     Underlying
                                                        Salary        Bonus      Compensation      Stock       Options/SARs
Position                                      Year      ($)(1)        ($)(2)          ($)         Awards ($)   (in shares)
---------------------------                   ----      -------      -------         -----      ------------   ---------
Ernest J. Sewell, President and Chief         2000      255,000       90,000                        --              --
Executive Officer                             1999      240,000       74,250           --           --            35,000
                                              1998      225,000       48,000           --           --            25,000
Robert F. Albright, Executive Vice President  2000       59,219       20,000                        --              --
(5)                                           1999       91,107       18,909           --           --            13,000
                                              1998       85,950       14,875           --           --            10,000
Don M. Green,                                 2000(6)   136,662         --         37,417           --              --
Regional Community Executive (8)              1999(7)   158,130        4,935           --           --             6,000
                                              1998(7)   152,546        4,994           --           --              --
Richard L. Powell,                            2000       79,179       15,000           --           --              --
Senior Vice President                         1999       73,655       14,597           --           --            11,000
Support Services                              1998       69,846       12,750           --           --             7,500




                                                                  All
                                                                 Other
                                                              Compensation
                                   Long-Term Compensation       ($)(4)
                                  ------------------------      ------
                                                 Payouts
                                                 -------

Name and Principal                                LTIP
                                                 Payouts
Position                                           ($)
---------------------------                     ----------
Ernest J. Sewell, President and Chief           257,370(3)     17,071
Executive Officer                                  --          17,071
                                                   --          17,071
Robert F. Albright, Executive Vice President     101,466        7,622
(5)                                                --           7,622
                                                   --           7,622
Don M. Green,                                      --            --
Regional Community Executive (8)                   --            --
                                                   --            --
Richard L. Powell,                                82,036        5,670
Senior Vice President                              --           5,670
Support Services                                   --           5,670

---------------
(1) Consists of salary payable to the officer, including portions of salary deferred at the officer's election.
(2) Consists entirely of cash bonuses paid to the executive officer under the 1999 Annual Management Incentive Plan.
(3) Represents payment under a long-term incentive plan for the years 1995 through 1999, which plan terminated on December 31, 1999.
(4) The amount listed for each officer includes the present value of the yearly interest forgone on the non-term premium paid under split-dollar life insurance arrangements with the officer.
(5) Mr. Albright retired on February 28, 2001. He worked a reduced schedule during 2000.
(6) In connection with the termination of Mr. Green's employment as of October 5, 2000, the Corporation paid to Mr. Green his salary through October 15, 2001 and a cash sum equal to the contribution the Corporation otherwise would have made to Mr. Green's 401(K) Plan account had he remained employed through that date.
(7) Includes compensation paid to Mr. Green by Black Diamond Savings Bank ("Black Diamond") prior to the Corporation's acquisition of Black Diamond on August 31, 1999 and prior to the merger of Black Diamond into the Bank on October 5, 2000.
(8) Mr. Green was President of Black Diamond until its merger into the Bank. Mr. Green's employment terminated as of October 5, 2000. In connection with such termination, the exercise period during which he may exercise his 73,332 options to acquire Common Stock was extended to February 15, 2005.

                             No awards were made to the named executive officers
under the Corporation's Omnibus Incentive Compensation Plan or otherwise during the year ended December
31, 2000.

                       AGGREGATED OPTION EXERCISES IN 2000
                     AND OPTION VALUES AT DECEMBER 31, 2000

               The following table sets forth certain information concerning options to purchase Common Stock held by the named executive officers during the year ended December 31, 2000, the aggregate value of gains on the date of exercise, and the value of unexercised options as of December 31, 2000.

                                                              Number of Securities Underlying    Value of Unexercised In-the-Money
                                                              Unexercised Options at December        Options at December 31,
                                                                         31, 2000 (#)                     2000 ($) (1)
                                                              -------------------------------    ---------------------------------

                        Shares Acquired on     Value
Name                       Exercise (#)      Realized ($)      Exercisable     Unexercisable       Exercisable      Unexercisable
----                      -------------     ------------      -----------     -------------       -----------       -------------
Ernest J. Sewell                0                0               96,025           47,306             54,020              0
Robert F. Albright (2)        5,650            23,963            37,787           17,334             21,184              0
Don M. Green (3)                0                0               74,832           4,500              6,961               0
Richard L. Powell               0                0               37,233           15,333             26,164              0

--------------------

(1) Value is based on the difference between the exercise price and the closing price of the Corporation's Common Stock on December 29, 2000 of $10.06.
(2) Mr. Albright retired on February 28, 2001.
(3) Mr. Green's employment by the Corporation and the Bank terminated as of October 5, 2000. In connection with such termination, the exercise period during which Mr. Green may exercise the 73,332 options to acquire Common Stock held by him was extended to February 15, 2005.

Pension Plans

               The Corporation maintains a funded, qualified defined benefit pension plan in which substantially all full-time employees of the Corporation and its subsidiaries who have been continuously employed for a period of twelve months participate (the "Employees' Pension Plan") and an unfunded, non-qualified defined benefit pension plan known as the Benefit Equivalency Plan for certain senior management employees (collectively the "Pension Plans"). The amount of "compensation" covered by the Pension Plans each year is a participant's annual base salary and bonus. At his or her retirement, a participant's annual benefit under the Pension Plans is based on his or her average covered compensation for any five consecutive plan years during the last ten years preceding normal retirement age ("Final Average Compensation"), supplemented in the case of those employees participating in the Benefit Equivalency Plan by amount equal to 3.25% (in the case of Mr. Sewell by an amount equal to 6%), of the participant's Final Average Compensation multiplied by his or her years of service.

               The table below sets out the estimated annual pension benefit payable under the Pension Plans for a participant at age 65 for various levels of Final Average Compensation and years of service, as supplemented in the case of those employees participating in the Benefit Equivalency Plan. The benefits payable under the Benefit Equivalency Plan are fully offset by benefits paid under the Employees' Pension Plan and are partially offset by Social Security benefits. The table does not reflect these offsets.

                                         Years of Service
                      --------------------------------------------------
        Final
Average Compensation
---------------------
                      5 Years      10 Years      15 Years      20+ Years
                      -------      --------      --------      ---------
$100,000.......        16,300        32,500        48,800        65,000
 150,000.......        24,400        48,800        73,100        97,500
 200,000.......        32,500        65,000        97,500       130,000
 250,000.......        40,600        81,300       121,900       162,500
 300,000.......        48,800        97,500       146,300       195,000
 350,000.......        56,900       113,800       170,600       227,500
 400,000.......        65,000       130,000       195,000       260,000
 450,000.......        73,100       146,300       219,400       292,500
 500,000.......        81,300       162,500       243,900       325,000

               The covered compensation of the named executive officers under the Pension Plans for 2000 is set forth in the Annual Compensation column of the Summary Compensation Table. The years of service for each of the named executive officers under the Pension Plans (rounded to the nearest whole number) as of December 31, 2000 are: Mr. Sewell, six years; Mr. Albright, 20 years (who retired as of February 28, 2001); Mr. Powell, fourteen years; and Mr. Green, whose employment terminated on October 5, 2000 with no years of vested service.

Change in Control, Severance and Employment Arrangements

               In May of 1995, Mr. Sewell, President and Chief Executive Officer, entered into an Employment Agreement with the Corporation and the Bank. The Agreement has a three-year rolling term, meaning that its term is automatically extended each month so that a three-year term remains in effect, unless either party terminates the Agreement in accordance with its provisions. The Agreement provides for an initial annual base salary of $110,000 (increased to $268,770 as of January 1, 2001), plus a number of benefits, including participation in various compensation plans offered to the Corporation's employees and senior management. These plans include the Corporation's Omnibus Equity Compensation Plan, Annual Management Incentive Plan, and the Benefit Equivalency Plan (supplemental executive retirement). Mr. Sewell is also a participant in the Corporation's Deferred Compensation Plan. The Agreement also provides that the Corporation will maintain a split-dollar life insurance agreement with Mr. Sewell, and together with Mr. Sewell, maintain a related life insurance policy owned by Mr. Sewell providing $500,000 of coverage on the life of Mr. Sewell for the benefit of his estate, beneficiaries designated by him, and/or trusts created by him. Under this Agreement, if there is a "change in control" of the Corporation, Mr. Sewell may, under certain circumstances, terminate his employment with the Corporation and the Bank, and thereafter continue to receive his annual base salary for a period of two years and eleven months, in addition to any other benefits to which he is entitled under the Agreement.

               In August 1999, Mr. Green, a director of the Corporation and then President and Chief Executive Officer of Black Diamond, entered into an Amended and Restated Employment Agreement with Black Diamond. Black Diamond was merged into the Bank on October 5, 2000. The Agreement had an initial term that expired in August 2002, renewable annually thereafter, subject to Board approval. The Agreement provided for an initial annual base salary of $164,500, plus a number of benefits including the use for business purposes of an automobile owned by the Bank and participation in various compensation plans offered to the Corporation's employees and senior management. Mr. Green's employment with the Corporation and the Bank was terminated as of October 5, 2000. In connection with such termination, the Corporation agreed to pay Mr. Green his salary through October 15, 2001 and a cash sum equal to the contribution the Corporation otherwise would have made to Mr. Green's 401(k) Plan account had he remained employed through that date, and further agreed to extend the period during which he may exercise the 73,332 options to acquire Common Stock held by him to February 15, 2005.

               The Board of Directors has previously adopted a Stock Compensation Plan and an Omnibus Equity Compensation Plan. As discussed more fully in the Compensation Committee Report, the stock options awarded under these Plans to the Corporation's officers and directors grant such persons the right to acquire up to a specified number of the Corporation's shares at certain times in the future at a fixed price, and thereby reward the recipients for their contribution to increases in the price of the Corporation's shares. In the event of a "change in control" or a "potential charge of control" of the Corporation, benefits under these Plans vest and become vested and exercisable immediately. See "Proposal 2".

               The Board of Directors has adopted two severance policies for the senior officers of the Corporation and the Bank. Under the first severance policy, any officer (other than an officer covered by a currently effective severance agreement) who has been employed for five years or more and who has attained the office of Senior Vice President or above is entitled to receive salary continuation payments at his or her then salary level if his or her employment by the Corporation or the Bank is terminated "without cause." Any officer covered by the policy would also be entitled to payments in the event of a "change in control" of the Corporation or the Bank and if the officer is not offered a position with the Corporation or the Bank, or the successor of either, at the officer's current salary, that does not require the officer to maintain an office more than 25 miles from his or her office before the "change in control". Any officer employed for less than ten years would receive payments for one year, any officer employed for more than ten years but less than 15 years would receive monthly payments for 18 months, and any officer employed for more than 15 years would receive payments for two years.

               The second severance policy also covers officers who have attained the level of Senior Vice President or above, have been employed by the Bank for less than five years and are recommended for participation by the Chief Executive Officer and the Board of Directors. Senior officers subject to this second policy receive payments only if they are terminated as a result of a "change in control." Any officer employed for less than three years would receive monthly payments for six months, and any officer employed for more than three years but less than five years would receive monthly payments for nine months. In the case of Mr. Ridgill, who was employed by the Corporation in November of 2000, by agreement the monthly payment period would be twelve months.

               Under both severance policies, payments to any officer would immediately cease if the officer became an officer, director, employee, consultant, or more than one percent owner of any bank or savings and loan institution within 50 miles of the Corporation's home office and in connection with such position is responsible for soliciting or servicing depositors, borrowers or other customers. No amounts have ever been paid under either severance policy.

               In 1995, the Board of Directors adopted a Long Term Incentive Plan to encourage eligible management employees to make decisions that increase the Corporation's shareholder value over the long term, and to enhance the Corporation's ability to retain such employees. Under the Plan, these employees were awarded incentive compensation payable to them in 2000 if the Corporation reached specified threshold, target and maximum performance goals over a five year period, based on: (i) the increase in the price per share of the

Corporation's Common Stock; (ii) the increase in the annual earnings per share of the Corporation; and (iii) the growth in the Corporation's average earning assets. There are seven senior officers of the Corporation (including Mr. Sewell) who were participants in the Long Term Incentive Plan. Under the Long Term Incentive Plan, in 2000, Mr. Sewell received $257,370. The aggregate payouts to such participants during 2000 was $692,240.

               In addition to the Long Term Incentive Plan, the Board of Directors has annually adopted for a number of years an Annual Management Incentive Plan. Annual incentives exist as a means of linking compensation to objective performance criteria that are within the control of the executive officers. Under the Annual Management Incentive Plan, certain of the
Corporation's officers and management employees are awarded incentive compensation, based in part on the Corporation's achievement of specified goals, such as a minimum net income, over a specified period (generally one calendar year) and the officer's achievement of certain goals relating to the functions of the particular officer. If the Corporation does not meet the specified goals, discretionary awards may be made to certain officers and management employees if they meet planned individual goals during the specified period, as recommended by the Chief Executive Officer of the Corporation.

               Certain  highly   compensated   employees  of  the   Corporation,
including Mr. Sewell, are eligible to participate in the Corporation's Benefit Equivalency Plan, which is a supplemental executive retirement plan, intended to "make whole" those employees whose compensation under the Corporation's Employees' Pension Plan is limited by applicable governmental restrictions due to their compensation level. This Plan generally provides benefits equal 3.25%, 6% in the case of Mr. Sewell, of a participant's Final Average Compensation at age 65, multiplied by the participant's years of service, and reduced by the amount of benefits payable upon retirement under the Pension Plan and one-half of the primary Social Security benefit. The Plan includes certain early retirement benefits.

Compensation Committee Interlocks and Insider Participation

               The current members of the Compensation Committee are Mr. Wright, who serves as Chairman, and Messrs. Britt, Green, Kinnarney and Trent. Mr. Apple served as an ex officio member of the Committee prior to his retirement as of December 31, 2000. No executive officer of the Corporation or Bank serves on the compensation committee or as a director of another entity of which an officer or director serves on the Compensation Committee of the Corporation.

Compensation Committee Report

               General. It is the policy of the Compensation Committee to provide and maintain a fully competitive, performance-based compensation program that will enable the Corporation to attract, motivate and retain qualified executive officers.

               During 2000, the Corporation's executive compensation program provided for (a) annual compensation consisting of base salaries combined with cash incentive bonuses based on the Corporation's financial performance, and (b) long-term compensation consisting of periodic stock option awards. The Corporation also provided certain other compensation plans customary for companies of comparable size. The annual and long-term compensation programs are intended to be competitive with median levels of incentive compensation paid by the Corporation's competitors and were developed based upon an analysis of surveys of compensation programs of financial institutions of similar size and characteristics in North Carolina and the southeast United States as reported in various sources, including the North Carolina Bankers Association Survey and the Bank Administration Institute Survey.

               The Committee provides recommendations regarding the compensation of the President and Chief Executive Officer of the Corporation and the Bank (the "CEO") to the Board of Directors for its consideration. In addition, the Committee also sets forth recommendations involving compensation policies, incentive compensation, long term equity participation and benefit plans generally. The Committee delegates to the CEO the responsibility to determine appropriate levels of salaries and incentive bonuses for the other officers in the Corporation and the Bank within ranges approved by the Committee. Primary consideration is given to individual performance and to attainment of individual goals and objectives that are established at the beginning of each year. Additional consideration is given by both the Committee (with regard to the CEO) and the CEO (with regard to other officers) to the demonstration of the leadership skills needed to enable the Corporation to achieve the business objectives set forth by the Board of Directors.

               The following is a discussion of each element of the compensation program for 2000 with respect to the Corporation's executive officers.

               Annual Compensation Program. The 2000 base salary for Mr. Sewell was set on an objective basis by the Board of Directors based on the recommendation of the Compensation Committee using specific performance criteria within a range determined by the Committee to be competitive. The Committee concluded the CEO's prior achievements and those of the other officers were significant in terms of the Corporation's growth and profitability and that the CEO's 2000 base salary level was reasonable and in accordance with the salary administration guidelines prepared from peer group data.

               The 2000 salaries of the other executive officers were set, within ranges approved by the Compensation Committee, by the CEO based on his evaluation of the performance and levels of responsibility of each officer and the officer's contribution to the Corporation's financial performance for the prior fiscal year. The salary ranges were set by the Compensation Committee based on its evaluation of the level of demands and responsibility required by each executive position, the officers' prior achievements, and the levels of compensation paid by financial institutions of comparable size for similar positions.

               The cash incentive bonuses paid for 2000 to Mr. Sewell and to each of the other executive officers were determined under the terms of the 1999 Annual Management Incentive Plan based on the Corporation's 1999 financial performance, measured in terms of the Corporation's net income and each participant's individual performance in achieving profit center, cost efficiency, loan production, and other similar operational goals. The Annual Management Incentive Plan uses a "target bonus" approach to determine the size of each eligible employee's bonus. A participant's base salary and salary grade as of the first day of the fiscal year is used to determine such participant's target bonus. During 2000, individual target bonuses, as a percentage of annual base salary, ranged from a low of 6% to a high of 35%. The overall bonus fund is the sum of the target bonuses of all participants. Actual bonus amounts for participants in the Annual Management Incentive Plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's actual performance to the designated performance measures. The maximum bonus for any participant generally may not exceed 110% of his or her target bonus. Additionally, the Corporation's total net income for the fiscal year must exceed a minimum threshold amount in order for any bonuses to be paid under the Annual Management Incentive Plan. Payment of bonuses under the Annual Management Incentive Plan are made annually within 30 days of the end of the fiscal year. For the year ended December 31, 2000, the Corporation met a majority of the designated performance measures, resulting in an overall bonus fund of 90% of target bonuses.

               Other forms of annual compensation paid to executive officers in 2000 include the Corporation's matching contributions to the account of each executive officer under the 401(k) Plan. The matching contributions for Mr. Sewell and the other executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related to the Corporation's or the individual officer's performance for the year.

               Long-Term Compensation Program. To enable the Corporation to attract, retain and motivate key employees and directors, the Board of Directors adopted and the shareholders approved the Omnibus Equity Compensation Plan ("Omnibus Plan"). The Omnibus Plan was approved by the shareholders of the Corporation at their 1996 Annual Meeting and has a ten-year term. The objective of the Omnibus Plan is to provide the Board of Directors with the means to reward achievement of long-term goals in a manner more flexible than that provided by the Corporation's previous long-term incentive compensation arrangements. Under the Omnibus Plan, restricted stock, stock options, performance shares (payable in cash, restricted stock, or unrestricted stock) deferred stock, stock appreciation rights, stock awards and other stock-based awards may periodically be granted in various combinations to key officers and directors. The Omnibus Plan is administered by the Compensation Committee. Each recipient of an award under the Omnibus Plan must enter into a written agreement with the Corporation setting forth the restrictions, terms, and conditions of that particular award. During 2000, Mr. Ridgill received an option grant to acquire 7,500 shares at an exercise price of $11.00 per share in connection with his employment by the Corporation and the Bank. The option will vest in four equal annual installments commencing on the first anniversary of the date of his employment.

268759.2
               While no formal system is employed in determining the number of awards granted, the Committee does consider the individual's level of responsibility and the number of previously awarded awards. The number and frequency of the grants are in line with the Corporation's industry competitors based on survey information and data compiled by the consultant engaged by the Committee.

               The Corporation also provides the CEO and certain officers the same benefits that are afforded to all of Corporation's employees, including matching contributions under a defined contribution plan, retirement benefits under the Company's Pension Plans and group insurance covering health, life and disability. Also, the CEO and selected executive officers participate in the Benefit Equivalency Plan. Mr. Sewell is also provided with a split-dollar insurance policy under his Employment Agreement, and certain other executive officers also are provided with split-dollar insurance policies. These plans and benefits are reasonable and frequently provided by other similar sized financial institutions, and are considered by the Committee as part of a total compensation program.

               The Committee carefully reviewed the salary and benefit recommendations made to the Board of Directors with the assistance and advice of an outside consulting organization and believes all approved increases and benefit grants were in line with independently compiled survey information. The Board of Directors believes that these executive officer compensation policies and programs effectively promote the Corporation's interests and enhance shareholder value.

               This report is submitted by the following members of the Compensation Committee of the Board of Directors as of the time period in which the foregoing actions of the Committee were taken:

                             COMPENSATION COMMITTEE

W. B. APPLE, JR. (RETIRED ON                  ELTON H. TRENT, JR., CHAIRMAN
DECEMBER 31, 2000)                            UNTIL MAY OF 2000

CHARLES A. BRITT                              KENAN C. WRIGHT, CURRENT CHAIRMAN
O. EDDIE GREEN                                JOSEPH H. KINNARNEY


Performance Table

               The following table illustrates the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ended December 31, 2000 and the cumulative total return over the same period on The Nasdaq Stock Market Index (U.S.) and The Carson Medlin Company Independent Bank Index of 23 independent community banks located in seven southeastern states, with assets averaging approximately $450 million. The table assumes $100 originally invested on December 31, 1995 and that all subsequent dividends were reinvested in additional shares.

                   [GRAPHIC - GRAPH DATA POINTS LISTED BELOW]


                       FNB FINANCIAL SERVICES CORPORATION
                Comparison of Cumulative Total Shareholder Return
                             Years Ended December 31


                                       1995     1996     1997     1998     1999     2000
                                       ----     ----     ----     ----     ----     ----
FNB Financial Services Corporation      100      141      282      189      124      123
Independent Bank Index1                 100      128      193      204      185      191
Nasdaq Index                            100      123      151      213      395      238


---------------
1 The Carson Medlin Company Independent Bank Index is a published industry index of the total return to shareholders over the past five years of 23 similarly-sized independent community banks located in the Southeastern United States.

                   PROPOSAL 2. APPROVAL OF AN AMENDMENT TO THE
                        OMNIBUS EQUITY COMPENSATION PLAN

Description of the Omnibus Equity Compensation Plan

               To enable the Corporation to attract, retain, and motivate key employees and directors, the Board of Directors adopted the Omnibus Plan and the Corporation's shareholders approved the Omnibus Plan at the 1996 Annual Meeting. The purpose of the Omnibus Plan is to provide the Board of Directors with the means to reward achievement of long-term goals through grants of restricted stock, incentive stock options, non-qualified stock options, stock appreciation rights, stock awards, and performance shares and other stock awards consisting of cash, restricted stock, or unrestricted stock in various combinations to key employees and directors of the Corporation or its subsidiaries (the "Participants").

Administration of the Omnibus Plan

               The Omnibus Plan is administered by the Compensation Committee. The Compensation Committee is authorized to construe and interpret the Omnibus Plan and to promulgate, amend, and rescind rules and regulations relating to the implementation, administration, and maintenance of the Omnibus Plan. Each Participant receiving an award under the Omnibus Plan will enter into an agreement with the Corporation that sets forth the restrictions, terms, and conditions of the award (the "Award Agreement"). The Compensation Committee makes all determinations necessary or advisable for the Omnibus Plan including
(a) selecting the Participants, (b) making awards thereunder in such amounts and form as the Compensation Committee may determine, (c) imposing such restrictions, terms, and conditions upon such awards as the Compensation Committee may deem appropriate, and (d) correcting any defect or omission, or reconciling any inconsistency, in the Omnibus Plan or any Award Agreement.

Securities of the Corporation Subject to the Omnibus Plan.

               The Board of Directors has reserved for awards under the Omnibus Plan 685,325 shares of the authorized and unissued shares of Common Stock. (Proposal 2 proposes that this amount be increased by 500,000 shares). If any awards expire unexercised or are forfeited, terminated, or settled in cash in lieu of Common Stock, the shares of Common Stock theretofore subject to such awards generally are again available for awards under the Omnibus Plan. The maximum number of shares of Common Stock for any Participant for which awards may be granted under the Omnibus Plan in any year is 15,000 shares; provided, however, that if awards of fewer than 15,000 shares are granted to a Participant in any one year, the shortfall is carried forward and added to maximum number that may be granted to the Participant in any following year.

Eligibility

               Employees eligible to participate in the Omnibus Plan consist of executive and key employees the Corporation, the Bank or any other subsidiary of the Corporation. As of the Record Date, there were eight such employees. Directors who are not employees of the Corporation or the Bank are eligible to participate in the Omnibus Plan with respect to awards of all rights awardable under the Omnibus Plan other than Incentive Options (as defined below). As of the Record Date, there were eight such directors.

Stock Options

               An option to purchase  shares of Common Stock  granted  under the
Omnibus Plan will either (a) qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), for treatment as an incentive stock option ("Incentive Option") or (b) not qualify for treatment as an incentive stock option under Section 422 of the Code ("Non-Qualified Option"). In this Proxy Statement, the term "Option" refers to either an Incentive Option or a Non-Qualified Option. An Option may be granted alone or in addition to any other award under the Omnibus Plan and will be subject to a periodic vesting schedule. The exercise price of an Option will be determined by the Compensation Committee at the time of grant subject to the following limitations: (a) the exercise price of an Incentive Option may not be less than 100% of the fair market value per share of the Common Stock on the date of the grant and (b) the exercise price of an Incentive Option granted to an employee who owns ten percent (10%) or more of the combined total voting power of the Corporation may not be less than 110% of the fair market value per share of the Common Stock on the date of grant. On March 30, 2001 the last sale price of a share of Common Stock as reported by The Nasdaq Stock Market, Inc. ("Nasdaq") was $14.75. The term of an Option will be such period of time as is fixed by the Compensation Committee at the time of grant subject to the following limitations: (a) the term of an Incentive Option may not exceed ten years after the date of grant and (b) the term of an Incentive Option granted to an employee who owns ten percent (10%) or more of the combined total voting power of the Corporation may not exceed five years. An Option may be exercised by giving written notice of exercise of the Corporation specifying the number of shares to be purchased. Such notice must be accompanied by payment in full of the exercise price in cash or if permitted by the terms of the governing Award Agreement by delivery of (a) a fully-secured, recourse promissory note or (b) shares of Common Stock already owned by the Participant. The Compensation Committee also may permit Participants to simultaneously exercise an Option, sell the shares of the Common Stock thereby acquired, and use the proceeds from such sale for payment of the exercise price.

               If a Participant purchases Common Stock upon the exercise of an Incentive Option and either (a) holds it for a period of at least two years following the date of grant and at least one year from the date the Incentive Option is exercised (the "Holding Periods") or (b) dies while owning such Common

Stock, the Participant will be subject to federal income tax on the gain realized upon disposition of such Common Stock at the time disposition and the amount of gain will be equal to the amount realized on disposition less the amount paid upon exercise of the Incentive Option. The Corporation will not be permitted to claim a tax deduction from federal taxable income at any time in connection an Incentive Option held for the Holding Periods specified above.

               A Participant who receives a Non-Qualified Option will not be subject to federal income tax upon the grant thereof. On the date a Participant exercises a Non-Qualified Option, he or she will recognize federal taxable ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock purchased. The Corporation will be allowed to deduct from its federal taxable income an amount equal to the ordinary income recognized by such Participant upon exercise of the Non-Qualified Option.

               If a Participant's employment is terminated for any reason other than disability, retirement, or death before an Option has vested, such Participant's rights to exercise such Option will immediately terminate. If a Participant's employment is terminated by disability, retirement, or death before an Option has vested, such Option will vest to the extent determined by the Compensation Committee.

               If a Participant's employment is terminated for any reason other than disability, retirement, or death, a vested Option will remain exercisable for a period of up to three months following such termination, as determined by the Compensation Committee. If a Participant's employment is terminated by death, retirement or disability, such Participant (or his or her estate) will have the right to exercise a vested Incentive Option at any time within the one-year period following such termination, subject to any lesser exercise period imposed by the Code. In the event the vested Option is a Non-Qualified Option, the Participant (or his or her estate) will have the right to exercise the Option during such period following termination as is set forth in the applicable Award Agreement.

               If a non-employee director leaves the Board of Directors for any reason other than disability, retirement, or death before an Option becomes vested, such Option will be forfeited. If a non-employee director leaves the Board of Directors due to disability, retirement, or death before an Option becomes vested, such Option will vest to the extent determined by the Compensation Committee.

               If a non-employee director leaves the Board of Directors for any reason other than death, disability, or retirement, a vested Option will remain exercisable for a period of up to three months following such termination, as determined by the Compensation Committee. If a non-employee director leaves the Board of Directors due to death, disability or retirement, such director (or his or her estate) will have the right to exercise a vested Option during such period following his or her departure from the Board as is provided in the applicable Award Agreement or the Committee may otherwise specify.

Restricted Stock

               Awards under the Omnibus Plan may be in the form of shares of Common Stock subject to certain restrictions imposed by the Compensation Committee ("Restricted Stock"). The Compensation Committee may restrict the transferability of Restricted Stock and require that it be forfeited upon termination of a Participant's employment or service as a director, as the case may be. Restricted Stock may be granted alone or in addition to any other award under the Omnibus Plan. The Compensation Committee determines the number of shares of Restricted Stock to be granted and may impose different terms and conditions on any particular grant of Restricted Stock. Shares of Restricted Stock may be issued in the name of and delivered to such Participant, with applicable restrictive legends and stop orders imposed, or may be issued in the Participant's name but held in the custody of the Corporation until the restrictions thereon have lapsed and all of the terms and conditions applicable to such award have been satisfied. Awards of Restricted Stock only become unrestricted and vest in the Participant in accordance with the vesting schedule set forth in the underlying Award Agreement (the "Restricted Period"). During the Restriction Period, Restricted Stock may not be transferred or otherwise disposed of by the Participant. After satisfaction of the restrictions set by the Compensation Committee, the number of shares of Common Stock which are no longer subject to such restrictions will be held by the Participant without restriction. The remaining shares, if any, issued in respect of such Restricted Stock will either be forfeited or will continue to be subject to the restrictions set by the Compensation Committee, as the case may be. A Participant has, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Corporation, including the right to vote such shares and to receive any cash dividends declared and paid thereon; provided, however, the Compensation Committee may require dividends to be deferred and reinvested in additional shares of Restricted Stock or held by the Corporation until all restrictions expire. Stock dividends issued with respect to Restricted Stock are treated as additional grants of Restricted Stock and are subject to the same restrictions that apply to the shares of Restricted Stock with respect to which such stock dividends are issued.

               If a Participant's employment with or service to the Corporation or any of its subsidiaries is terminated for any reason other than death, disability, or retirement prior to satisfaction of the restrictions applicable to the grant of Restricted Stock, such shares are forfeited unless the applicable Award Agreement provides or the Compensation Committee in its discretion determines otherwise. In the event of death, disability or retirement during the Restriction Period, shares of Restricted Stock will become free of restrictions to the extent provided in the applicable Award Agreement or as otherwise determined by the Compensation Committee.

Performance Shares

               Awards under the Omnibus Plan may be in the form of performance-based shares, with each performance share representing such monetary amount as is designated by the Compensation Committee subject to such terms and conditions as the Compensation Committee deems appropriate ("Performance

Shares"), including a requirement that the Participant forfeit such Performance Shares in the event certain performance criteria are not met within a designated period of time. Performance Shares may be granted alone or in addition to any other award under the Omnibus Plan. The Compensation Committee determines the number of Performance Shares to be granted to a Participant. The Compensation Committee may impose different terms and conditions on any particular Performance Shares granted to any Participant. Participants receiving grants of Performance Shares will only earn into and be entitled to payment in respect of such awards if the Corporation and the Participant achieve certain performance goals (the "Performance Goals") during and in respect of a designated performance period (the "Performance Period"). The Performance Goals and the Performance Period are established by the Compensation Committee. The Compensation Committee establishes Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Compensation Committee also establishes a schedule for such Performance Shares setting forth the portion of the award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. In setting the Performance Goals, the Compensation Committee may use such measures as total shareholder return, return on equity, return on assets, net earnings per share growth, total assert growth, efficiency ratio performance, comparisons to peer companies, divisional goals, individual or aggregate Participant performance, or such other measure or measures of performance as the Compensation Committee may deem appropriate. Such performance measures are defined as to their respective components and meaning by the Compensation Committee. During any Performance Period, the Compensation Committee has the authority to adjust the Performance Goals in such manner as the Compensation Committee deems appropriate with respect to such Performance Period. In addition to the Performance Goals, the Compensation Committee also may require a minimum shareholder return threshold be attained before consideration is given to any results achieved on the Performance Goals.

               Should the Corporation and the Participant achieve the applicable
Performance  Goals, but a minimum  shareholder  return threshold falls below the minimum expectations, then the Performance Shares may be deferred by the Compensation Committee until the threshold is exceeded. If the minimum shareholder return threshold is not achieved within the additional time frame, then no Performance Share will be paid. With respect to the Performance Shares, the Participant will, if the applicable Performance Goals and minimum shareholder return threshold have been achieved during the relevant Performance Period, be entitled to receive payment in an amount equal to the designated value of each Performance Share times the number of such Performance Shares so earned. Payment in settlement of earned Performance Shares will be made as soon as practical following the conclusion of the respective Performance Period in cash, shares of unrestricted Common Stock, or a combination of cash and shares of Common Stock, as the Compensation Committee may determine and provide in the underlying Award Agreement.

               If a Participant's service with the Corporation or any of its subsidiaries is terminated for any reason other than disability, retirement, death or a special circumstance deemed by the Committee to warrant waiver prior to the completion of any Performance Period, such termination will result in the forfeiture of the Performance Shares. If termination is due to disability, retirement, death or a special circumstance deemed by the Committee to warrant waiver, the disposition of non-vested awards will be determined by the Compensation Committee.

Deferred Stock

               Awards of rights to defer compensation and use such compensation to acquire shares of Common Stock may be granted under the Omnibus Plan ("Deferred Stock"). Deferred Stock awards may contain such conditions as to vesting, the purchase price (if any) payable by the Participant, forfeiture, performance goals and other matters as the Compensation Committee determines. The Compensation Committee may restrict the transferability of Deferred Stock and require that it be forfeited upon termination of a Participant's employment or service as a director, as the case may be. Deferred Stock may be granted along or in addition to any other award under the Omnibus Plan. Awards of Deferred Stock only become unrestricted and vest in the Participant in accordance with the vesting schedule set forth in the underlying Award Agreement (the "Deferral Period"). After satisfaction of the restrictions set by the Compensation Committee, the number of shares of Common Stock which are no longer restricted are issued to the Participant. The remaining shares, if any, awarded will either be forfeited or will continue to be subject to the restrictions set by the Compensation Committee, as applicable. Stock dividends issued with respect to Deferred Stock and are subject to the same restrictions that apply to the Deferred Stock with respect to which such dividends are issued.

               If a Participant's employment with or service to the Corporation or any of its subsidiaries is terminated for any reason other than death, disability or retirement, and prior to satisfaction of the conditions and restrictions applicable to the grant of Deferred Stock, the Deferred Stock is forfeited unless the Compensation Committee in its discretion determines otherwise. In the event of death, disability, or retirement during the Deferral Period, the Compensation Committee may determine to accelerate the vesting of the Deferred Stock.

SARs

               Awards of stock appreciation rights may be made under the Omnibus Plan ("SARs"). Awards of SARs under the Omnibus Plan are made in conjunction with awards of Options. A SAR entitles the Participant to surrender the related Option and receive in exchange therefor a payment in cash or shares of Common Stock having an aggregate value equal to the amount by which the closing price of a share of Common Stock as reported by the Nasdaq on the day of surrender ("fair market value") exceeds the exercise price of the Option multiplied by the number of shares acquirable under the surrendered Option. The SAR is subject to the same terms and conditions as the related Option and is vested and exercisable only if the Option is vested and exercisable. The Compensation Committee may provide that in the event of a "change in control" or "potential change in control" of the Corporation, the purchase price paid or offered in such transaction or potential transaction, rather than "fair market value", will be used to determine the aggregate value of cash or shares to be paid to the Participant.

Stock Awards

               The Omnibus Plan provides for awards of shares of Common Stock in exchange for compensation that has been earned or that is to be earned by a Participant ("Stock Awards"). The value of a Stock Award is determined by multiplying the number of shares awarded by the "fair market value" of a share of Common Stock on the day of the award. The Compensation Committee may establish such conditions, restrictions and limitations on Stock Award as it determines in its sole discretion, and may cause a Stock Award at such time as the value represented thereby is to be paid to a Participant to be paid in cash or in the number of shares of Common Stock equal to such value divided by the "fair market value" of a share on the date of payment.

Other Stock-Based Awards

               The Omnibus Plan provides for the granting of other awards of Common Stock and awards that are valued in whole or part by reference to a share of Common Stock, including convertible preferred stock, preferred stock, convertible debentures, exchangeable securities, phantom stock, and book value stock awards and options, which awards may be either alone, in addition to or in tandem with other awards permitted under the Omnibus Plan ("Other Stock-Based Awards"). The Compensation Committee may establish conditions, restrictions, limitations, values and other terms applicable to Other Stock-Based Awards as it determines in its discretion.

Deferral of Awards under the Omnibus Plan

               The Compensation Committee may permit a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out, or settlement of any award made under the Omnibus Plan. If any such election is permitted, the Compensation Committee will establish rules and procedures for such deferrals, including the payment of reasonable interest or dividend equivalents.

Changes in Control of the Corporation

               Under the provisions of the Omnibus Plan, if (i) a "change in control" of the Corporation, or (ii) an event that will result in a "change of control" or an acquisition of five percent or more of the outstanding Common Stock (and the Board of Directors finds such acquisition will result in a "change of control") (a "potential change in control") occurs, (a) all Options then unexercised and outstanding will become fully vested and exercisable, (b) all restrictions applicable to all Restricted Stock then outstanding will be deemed lapsed and satisfied, (c) all Performance Shares will be deemed to have been fully earned, (d) all Deferred Stock will be deemed to have vested and become payable, and (e) all restrictions applicable to Other Stock-Based Awards will be deemed to have lapsed. In addition, unless otherwise determined by the Compensation Committee, all outstanding Options, Restricted Stock, Performance Shares, Stock Awards and Other Stock-Based Awards will be cashed out on the date of the occurrence (the "Occurrence Date") of the "change in control" or "potential change in control" at the higher of (i) the highest sales price for a share of Common Stock reported by the Nasdaq and (ii) the highest purchase price paid or offered for a share of Common Stock in any transaction related to the "change in control" or "potential change in control" during the 60 day period preceding the Occurrence Date, except that with respect to Incentive Options and related SARs, the cash out price will be based only on the sales prices of Common Stock in transaction occurring on the Occurrence Date.

Suspension, Termination, and Amendment of the Omnibus Plan

               The Board of Directors may suspend, terminate, or amend the Omnibus Plan at any time and from time to time in such respects as the Board of Directors may deem advisable, subject to the limitations that (a) no such termination or amendment may be effected after an Occurrence Date if the result would be to impair the rights of any Participant with respect to an outstanding award made to him or her, and (b) no such amendment may, without shareholder approval, (i) alter the group of persons eligible to be Participants, (ii) materially increase the number of shares of Common Stock available for the issuance of awards under the Omnibus Plan, (iii) extend the term of Incentive Options granted under the Omnibus Plan, or (iv) limit or restrict the powers of the Board of Directors or the Compensation Committee with respect to the administration of the Omnibus Plan, or (c) modify the requirement of shareholder approval of the foregoing amendments.

               A copy of the Omnibus Plan is on file and may be inspected by shareholders at the offices of the Corporation, and a copy will be available for inspection by shareholders at the Meeting.

Description of Amendment to Omnibus Plan

               The amendment would increase the number of shares of Common Stock reserved for awards under the Omnibus Plan from 685,325 to 1,185,325.


       PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

               THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 3.

               The firm of PricewaterhouseCoopers LLP, certified public accountants ("PWC"), has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 2001, and a proposal to ratify that appointment will be introduced at the Meeting. The firm has served as independent accountants for the Corporation since 1998. If shareholders do not approve this proposal, the Board of Directors will reconsider the appointment.

               Representatives of PWC are expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.

Audit Fees

               The aggregate fees (including related out-of-pocket expenses) billed for professional services rendered by PWC in connection with (i) the audit of the Corporation's annual financial statements for the December 31, 2000 fiscal year, (ii) its review of the financial statements included in the Corporation's Forms 10-Q for that fiscal year and (iii) related services were $64,000.

All Other Fees

               In addition to the fees outlined above, PWC billed fees in the amount of $351,000 for additional services rendered during the fiscal year ended December 31, 2000, including internal audit services, tax preparation and consulting services, and systems conversion reviews. The Audit Committee has determined that the provision of these services is compatible with maintaining PWC's independence.

                            REPORT OF AUDIT COMMITTEE

               The Company has adopted a written charter for the Audit Committee, included in this Proxy Statement as Appendix A, which is reviewed annually, and amended as needed, by the Committee. The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent accountants the matters required to be discussed by SAS 61 (Communication With Audit Committee). In addition, the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants the independent accountants' independence. Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                            Barry Z. Dodson, Chairman
                                 Gary G. Blosser
                                 Kenan C. Wright


                          TRANSACTIONS WITH MANAGEMENT

               The Bank has had, and expect to have in the future, lending transactions in the ordinary course of business with many of the Corporation's and the Bank's officers and directors and with associates of such persons. All loans and commitments included in such transactions during 2000 were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                            PROPOSALS OF SHAREHOLDERS

               It currently is expected that the 2002 Annual Meeting of Shareholders will be held during May of 2002. Any proposal of a shareholder which is intended to be presented at the 2002 Annual Meeting must be received by the Corporation at its principal executive officer in Reidsville, North
Carolina, not later than December 18, 2001 in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.

               Any proposal not intended to be included in the proxy statement and appointment of proxy for the 2002 Annual Meeting, but intended to be presented at that Annual Meeting must be received by the Corporation in writing at its principal executive office in Reidsville, North Carolina no later than March 1, 2002.

               The Annual Report on Form 10-K of the Corporation for the year ended December 31, 2000, which includes financial statements audited and reported upon by the Corporation's independent auditor, as well as the 2000 Annual Report to shareholders, are being mailed along with this Proxy Statement; however, it is not intended that such financial statements, the report thereon or the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

               THE FORM 10-K FILED BY THE CORPORATION WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO: FNB FINANCIAL SERVICES CORPORATION, POST OFFICE BOX 2037, REIDSVILLE, NORTH CAROLINA 27320-2037, ATTENTION: MICHAEL W. SHELTON (336-342-3346).